Exhibit 4.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made on the [XXX] BETWEEN Pactera Technology International Ltd., a Cayman Islands company (the “Company”), and [XXX], an individual, (the “Executive”).

WHEREAS, the Company has agreed to employ the Executive (who, together with the Company are collectively referred to as the “Parties” and individually, a “Party”), and the Executive has agreed to be employed by the Company, on the terms and conditions set out below.

THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

Article 1. Employment, Term, and Duties

1.1                               Term of Employment.  Subject to the terms and conditions of this Agreement and in reliance of the Executive’s representations and warranties contained herein, the Company agrees to employ the [Position] of the Company and the Executive hereby accepts such employment in accordance with the terms and conditions hereof.  The term of the Executive’s employment, pursuant to this Agreement, shall commence on [XXX] (“Effective Date”) and continue until terminated in accordance with the terms of this Agreement (“Term of Employment”).  The Executive hereby accepts such employment, and agrees to devote his full time, best efforts, knowledge and experience to the business and affairs of the Company and its Affiliates (defined below), with such duties consistent with the Executive’s position as may be assigned to him from time to time by the Board of Directors of the Company (“Board”), including without limitation, the duties specified in Annex A hereto (collectively, “Duties”).  [In the performance of all of his responsibilities as executive hereunder, the Executive shall report directly to, and be subject to the direction and control of the Chief Executive Officer/board of directors.]  The Executive shall be subject to the Company’s policies, rules and regulations applicable to its employees of comparable status. In the event that the benefits and other entitlement specified in this Agreement are different from the Company policies, rules and regulations, the terms of this Agreement shall prevail.

For the purposes of this Agreement, the term “Affiliate” means (a) any entity (other than the Company) in an unbroken chain of entities ending with the Company if, at the time of the determination, each of the entities other than the Company owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other entities in such chain, or (b) any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the time of the determination, each of the entities other than the last entity in the unbroken chain owns shares possessing fifty percent (50%) or more of the total combined voting power of all classes of shares in one of the other entities in such chain.

1.2                               Executive’s representations and warranties. In order to induce the Company to enter into this Agreement, the Executive represents and warrants to the Company that:

(i)                                     he is not a party or subject to any employment agreement or arrangement with any other person, firm, company, corporation or other business entity;

(ii)                                  he is subject to no restraint, limitation or restriction by virtue of any law, any contract or otherwise which would impair his right or ability to enter the employ of the Company, or to perform fully his duties and obligations pursuant to this Agreement;

(iii)                               his performance of the terms and conditions of this Agreement and his duties and obligations as an employee of the Company will not breach any invention assignment, proprietary information, confidentiality or similar agreement with any former employer or other party; and

(iv)                              he will not bring with him to the Company or use in the performance of his duties for and obligations to the Company any documents or materials or intangibles of a former employer or third party that are not generally available to the public or have not been legally transferred to the Company.

Article 2. Compensation and Benefits

2.1                               Remuneration. During the Term of Employment, the Company shall pay the Executive a base salary at an annual rate as specified in Annex A (“Salary”). The Company shall review the Executive’s performance and the remuneration annually or from time to time, and determine in its sole discretion any adjustments to the Executive’s Salary on a prospective basis (including a reduction in the Salary provided that a reduction requires prior consent from the Executive). Such adjusted salary then shall become the Executive’s “Salary” for the purposes of this Agreement until further adjusted in accordance with this clause 2.1.

2.2                               Bonus and Other Compensation.  The Executive may also be entitled to additional compensation in the form of bonus, share grants or options to acquire shares in the Company as set forth in Annex A.  Terms and conditions of any bonuses or any other compensation not covered in this Agreement, if any, shall be set forth in an addendum to this Agreement executed by the Company and the Executive.

2.3                               Vacation, Sick Leave and Other Benefits.  The Executive shall be entitled to paid vacation, sick leave and public holidays as may be mandated by law or made available by the Company under its policy in effect from time to time.  The Executive shall be initially entitled to the number of vacation days per calendar year set forth in Annex A.  In the event that the Executive does not take all of the vacation time authorized in a calendar year, such vacation days not taken shall not accrue and carry over to subsequent years unless the Executive’s failure to take such days was due to a request made by the Board and such carry over is approved by the Board. The number of vacation days the Executive is entitled to will be subject to review and adjustment by the Board from time to time.  The Executive shall be initially entitled to the benefits set forth in Annex A.

2.4                               Severance Pay.  If any severance pay is mandated by law or provided under the Company’s policy in effect from time to time, the Executive shall be entitled to such severance pay in the amount mandated by law or provided under the Company policy and/or mutually agreed when his employment is terminated. Notwithstanding any provisions to the contrary herein, the Executive shall not be entitled to any severance pay if the Executive’s employment is terminated (aa) by the Company for “Cause” under Article 3, or (bb) by the Executive for any reason.

2.5                              Taxes. The Executive shall be responsible for paying any and all income taxes and other charges imposed on the Executive’s Salary, benefits and any other compensation under this Agreement.  The Executive shall also be responsible for paying any penalty imposed by the relevant authorities as a result of non-payment or late payment of such taxes or charges.  The Company shall have the right to withhold from the Executive’s compensation, remuneration or benefits any and all sums required for any tax or social security programs as may be mandated by law.

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2.6                               No other compensation.  Save as expressly provided in this Agreement, the Executive shall not be entitled to any other compensation, remuneration or benefits from the Company.

Article 3. Termination

3.1                               Termination.  The Executive’s employment may be terminated during the Term of Employment only in accordance with this Article 3.

3.2                               Termination by the Company for Cause.  The Company may terminate the Executive’s employment for “Cause” (as hereinafter defined). For purposes of this Agreement, the term “Cause” means that the Executive:

(i)                                     has been negligent in the discharge of his duties to the Company or any of its Affiliates, has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a disability or analogous condition) incapable of performing those duties;

(ii)                                  has been dishonest or committed or engaged in an act of theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information;

(iii)                               has breached his fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Company or any of its Affiliates; or has been convicted of, or plead guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offences);

(iv)                              has materially breached any of the provisions of any agreement with the Company or any of its Affiliates (including without limitation this Agreement and the Intellectual Property Rights and Confidentiality Agreement annexed to this Agreement in Annex C);

(v)                                 has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Company or any of its Affiliates; or

(vi)                              has improperly induced a vendor or customer to break or terminate any contract with the Company or any of its Affiliates or induced a principal for whom the Company or any Affiliate acts as agent to terminate such agency relationship.

In case of termination by the Company for any of the Causes listed above, the Company may terminate the Executive’s employment immediately and shall not be required to provide any prior notice of such termination.

3.3                              Termination by Either Party Without Cause.  [Neither Party may terminate this Agreement at any time before the first anniversary of the Effective Date provided however that the Company may during the aforesaid period terminate the Executive’s employment pursuant to Article 3.2 of this Agreement.]  Either the Company or the Executive may terminate this Agreement at any time after the first anniversary of the Effective Date, without Cause, upon three (3) months’ written notice to the other Party.

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3.4                               Severance Pay for Termination by the Company without Cause. Notwithstanding any other provision in this Agreement, if the Executive’s employment is terminated by the Company without Cause, the Executive’s total severance payment shall be [XXX] months of his base salary pursuant to Article 6A(i) of Annex A and the last preceding on target bonus pursuant to Article 6A(ii) paid to the Executive before termination of his Employment.  For the avoidance of doubt, where the Executive is entitled to the severance payment under this Article 3.4, he will not be entitled to any other severance benefit under this Agreement (other than in relation to any restricted share award or share option that the Executive is entitled to pursuant to the relevant agreements entered into between the Executive and the Company or its Affiliates).

Article 4. EFFECTS OF TERMINATION

4.1                               Obligations Upon Termination. In the event of any termination of the Executive’s employment for whatever reason (whether pursuant to Article 3 or by his own resignation or otherwise), the Executive will promptly deliver to the Company all physical property, documents, notes, printouts, and all copies thereof and other materials in the Executive’s possession or under the Executive’s control pertaining to the business of the Company or its affiliate, including, but not limited to, those embodying or relating to the Confidential Information (defined below) and will sign a certification in the form set forth on Annex B. This Article 4.1 shall survive the termination of this Agreement (whether pursuant to Article 3 or by his own resignation or otherwise).

In this Agreement the term “Confidential Information” has the same meaning as in the Intellectual Rights and Confidentiality Agreement, annexed to this Agreement as Annex C.

4.2                               Effects of Termination by Company for Cause or Termination by the Executive. In the event that the Executive’s employment is terminated by the Company for Cause or by resignation, the Executive’s rights under any social security plans shall be terminated and shall cease under the provisions of such plans and any payments, if due under such plans, shall be distributed pursuant to the provisions thereof.

4.3                               Effects of Termination by the Company other than for Cause. In the event the Executive’s employment is terminated by Company other than for Cause: (i) Company shall pay the Executive the compensation and benefits otherwise payable to him pursuant to Article 2 of this Agreement up to and including the date of termination and any severance pay, if any; (ii) if the Company’s pension contribution scheme requires the Executive to be in the Company’s employment for a prescribed period before he is entitled to the employer’s contributions made in respect of his employment, the Executive shall be paid a pro-rated amount of such employer’s contribution corresponding to the number of months he has been in the Company’s employment even if his employment is terminated before the expiry of such prescribed period; (iii) the Executive’s rights under any social security plans shall be terminated and shall cease under the provisions of such plans and any payments, if due under such plans, shall be distributed pursuant to the provisions thereof; and (iv) the Company shall pay the Executive the amount during the Post-Termination Period as set forth in Article 5.2(ii) of this Agreement.

Article 5. Covenants and Restrictions

5.1                               Confidential Information.  The Executive agrees that during the Term of Employment, he will be a party to the Company’s Intellectual Property Rights and Confidentiality Agreement (in the form set forth on Annex C hereto) and undertake to abide by the conditions thereof.

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5.2                               Non-Competition.

(i)            Non-Competition during Term of Employment. The Executive agrees that during the Term of Employment, he shall not participate or engage in any similar business that competes, in the same geographic territory, with the Business (defined below) or with the business of any other entity within the Group (defined below), either directly or indirectly as an owner, partner, director, officer, consultant, advisor, independent contractor or in whatever other capacity. This restriction, however, does not apply to ownership of publicly traded securities of any competing business, provided that such ownership shall not exceed one percent (1%) of the total stocks of the competing public company in question.

For the purpose of this Agreement:

(a)                                 the term “Business” shall mean the development and sale of computer software, development of Internet application technologies and related products, and technical and engineering services for automation projects, and other business in which the Company is engaged in from time to time, including but not limited to all of the Company’s research and development and manufacturing activities.

(b)                                 the term “Group” shall mean the Company and all Affiliates.

(ii)                                  Non-Competition during Post-Termination Period. The Executive agrees that for and during a period of [XXX] months following termination of employment by the Company for Cause or resignation by the Executive (“Post-Termination Period”), he shall not whether directly or indirectly participate or engage in any professional, business or employment relationship with any of the following companies or their businesses: [XXX].

This restriction, however, does not apply to ownership of publicly traded securities of any competing business, provided that such ownership shall not exceed one percent (1%) of the total stocks of the competing public company in question.

(iii)          The Company will, in consideration of the Executive’s undertaking not to compete during the Post-Termination Period as set forth in Article 5.2(i) above, pay the Executive an amount equal to [XXX] times the Monthly Remuneration, payable in equal installments at the end of each month during the Post-Termination Period. If the Post-Termination Period is extended by such additional months as may be agreed to by the Parties, the Company will pay the Executive an amount equal to the product of (aa) the number of additional months by which the Post-Termination Period is extended and (bb) [XXX]% of Monthly Remuneration, such amount to be payable in equal installments at the end of each month of such extension. In this Agreement, the term “Monthly Remuneration” shall mean the amount equal to annual on target cash compensation divided by twelve (on target cash compensation is equal to annual base salary plus on target performance bonus).

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5.3                               Non-Solicitation.  The Executive agrees that during the Term of Employment, and for and during a period of 12 months following the date of, termination of employment by the Company for Cause or resignation by the Executive, he shall not do any of the following:

(i)            directly or indirectly solicit or entice or endeavor to solicit or entice away from any entity within the Group any director, officer, manager, agent, adviser, servant of or consultant to any entity within the Group who during the Term of Employment directly reports to or directly works with the Executive whether or not such person would commit any breach of his contract of employment or services by reason of leaving the service of the relevant entity within the Group;

(ii)           directly or indirectly solicit to procure any director, officer, manager, agent, adviser, servant of or consultant to any entity within the Group to do business in the People’s Republic of China (“PRC”) and Hong Kong Special Administrative Region (“HK SAR”) (together, the “Restraint Area”) with any person, firm or company who during the Term of Employment, is a proposed or actual customer, supplier or partner of any entity within the Group in connection with the Business; and

(iii)          directly or indirectly seek to divert, reduce or dissuade from continuing to do business with or entering into business with any entity within the Group, any supplier, customer, or other person or entity that has a business relationship with an entity within the Group or with which an entity within the Group is actively planning or pursuing a business relationship.

5.4                               Goodwill.  The Executive agrees that the Company has a legitimate interest in protecting the Business and goodwill of the Company and the business and the goodwill of the other entities within the Group in the Restraint Area and that the Company is entitled to protection of such interests in the Restraint Area.  The Executive further agrees that the limitations as to time, geographical area and scope of activity to be restrained do not impose a greater restraint on the Executive than is necessary to protect the goodwill or other business interest of the Group.

5.5                               Irreparable Harm.  The Executive acknowledges that (aa) The Executive’s compliance with this Article 5 is necessary to preserve and protect the proprietary rights, Confidential Information and goodwill of the Company; (bb) any failure by the Executive to comply with the provisions of this Article 5 will result in irreparable and continuing injury for which there will be no adequate remedy at law; and (cc) in the event that the Executive should fail to comply with the terms and conditions of this Article 5, the Company shall be entitled, in addition to legal remedies, to equitable reliefs, including, but not limited to, the issuance of an injunction and/or temporary restraining order, as may be necessary to cause the Executive to comply with this Agreement.  The Executive expressly acknowledges that the compensation he receives pursuant to this Agreement has included the consideration for all his obligations under this Article 5 and that compliance with this Article does not limit or otherwise adversely affect his ability to earn a livelihood.

5.6                               Survival.  This Article 5 shall survive the termination of this Agreement (whether pursuant to Article 3 or by the Executive’s own resignation or otherwise).

Article 6.  General Provisions

6.1                               Modifications.  No modification, amendment or waiver of this Agreement, or consent to any departure from any of the terms or conditions hereof, shall be effective unless in writing and signed by the Parties hereto.  Any such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.

6.2                               Entire Agreement. This Agreement (including the agreements, policies and other documents referred to in this Agreement) supersedes any and all other prior agreements, whether oral or in writing or otherwise, between the Parties with respect to the subject matter hereof.

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6.3                               Governing Law.  This Agreement shall be governed by, construed in accordance with, and enforced under, the laws of the HK SAR, without regard to or application of the principles of conflicts of law. In case of any dispute regarding this Agreement, the Parties shall first resort to good-faith negotiations and in the event the Parties are unable to settle a dispute between them regarding this Agreement by negotiation, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Article, subject to the following: The arbitration tribunal shall consist of one arbitrator to be appointed according to the UNCITRAL Rules by HKIAC. The language of the arbitration shall be English. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.4                               Severability. If any provision(s) of this Agreement shall be found invalid or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted, or as if such provision(s) had not been originally incorporated herein, as the case may be.

6.5                               Counterparts.  This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.

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ANNEX A

This Annex is an integral part of the Employment Agreement (“Agreement”) made as of the Effective Date below between the individual named below (“Executive”) and Pactera Technology International Ltd. (the “Company”).

IN WITNESS WHEREOF, each of the Executive and the Company has executed this Agreement and Annex A on the date first above written.

EXECUTIVE		Pactera Technology International Ltd

Signature:		Signature:

Name:	[XXX]	Name:	LOH Tiak Koon

		Title:	Chief Executive Officer

Annex B

TERMINATION CERTIFICATION

This termination certification is made pursuant to the Employment Agreement between Pactera Technology International Ltd. and myself dated                          (“Employment Agreement”).

This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items, belonging to Pactera Technology International Ltd., its Affiliates (as defined in the Employment Agreement), successors, or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Intellectual Rights and Confidentiality Agreement between the Company and myself dated 1 January, 2013, including the reporting of any Intellectual Property (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in the Intellectual Rights and Confidentiality Agreement) of the Company or of any of its customers, vendors, consultants, and other parties with which it does business.

Date:

Executive’s Signature

ANNEX C

INTELLECTUAL PROPERTY RIGHTS AND CONFIDENTIALITY AGREEMENT

This Agreement is entered into by the following parties:

Pactera Technology International Ltd. (the “Company”), and

[XXX]                                    (the “Executive”)

Identity Card Number:

Residential Address:

The Executive is employed by the Company pursuant to the employment agreement between those parties dated                            (“Employment Agreement”).  The Company and the Executive now enter into this Agreement to confirm ownership of the Achievements of Employment (as defined below) that may be created during the Executive’s term of employment with the Company and to regulate other matters concerning intellectual property rights and confidentiality.

1.                                      Definitions

In this Agreement:

“Company Business” means the development and sale of computer software, development of Internet application technologies and related products, and technical and engineering services for automation projects, and other business in which the Company or any of its Affiliates (as defined in the Employment Agreement) may engage, whether related or unrelated to the foregoing business, including but not limited to all of the Company’s actual or demonstrably anticipated research and development and manufacturing activities.

“Company-owned Achievements” means Achievements of Employment and all other Achievements assigned to the Company pursuant to Article 3.2 of this Agreement.

“Copyright” has the meanings ascribed under the Copyright Law of the People’s Republic of China and the Regulations for the Protection of Computer Software.

“Achievements” means all inventions, discoveries, designs, processes, formulae, innovations, developments and improvements, whether or not patentable; all types of works (including but not limited to computer software, articles, reports, drawings, technical drawings, blueprints, advertisements, sales materials and logos), whether or not copyrightable; know-how; and trade secrets.

“Achievements of Employment” means all Achievements that are conceived, created, developed, reduced into practice or expressed in a tangible form by the Executive (solely or jointly with other persons) during the Executive’s period of employment with the Company (including any period of employment prior to the date of this Agreement) and that fulfill at least one of the following two conditions:

(1)                                 relate to any aspect of the Company Business;

(2)                                 constitute works of employment, invention-creations of employment or other technological results of employment under applicable laws and regulations.

2.                                      Disclosure

The Executive agrees to fully disclose all Achievements of Employment to the Company promptly upon their inception, but in no case later than thirty (30) days from inception, using forms provided by the Company.

3.                                      Rights in Achievements

3.1                               All Achievements of Employment shall be the sole property of the Company, and all copyright in the Achievements of Employment, all patent application rights and all patents granted in respect of the Achievements of Employment, and all other industrial property rights and intellectual property rights in the Achievements of Employment shall belong to the Company in all countries and regions of the world, with the exception of the Executive’s right of attribution and other “personal rights” that can only vest in the Executive according to law.

3.2                               With respect to Achievements in which the Executive, now or at any time during the term of employment, has any rights or interests (including ownership and other rights and interests), the Executive hereby assigns to the Company all such rights and interests.  The Executive represents and warrants that the provisions of this Agreement apply to all Achievements in which the Executive has any rights or interests, and the Executive hereby releases the Company and its successors, assigns, affiliates, licensees, directors, employees and agents (collectively, “Affiliates”) from all liability to the Executive based on the use or disclosure of any such Achievements by the Company or any Affiliate.

3.3                               Notwithstanding the provisions of Article 3.2, the Executive shall not be required to assign to the Company any Achievements that fulfill all of the following conditions:

(1)                                 that the Executive created entirely on his/her own time, without using any of the Company’s equipment, supplies, facilities or trade secrets;

(2)                                 that do not relate in any way to the Company Business; and

(3)                                 that do not result from any work that the Executive performs for the Company.

The Executive shall disclose to the Company in confidence all such Achievements created solely by the Executive and the existence of all Achievements created jointly with other persons, whether created prior to or during the term of employment, that the Executive considers to be his/her property and not subject to the provisions of this Agreement, together with such supporting documents (subject to applicable third parties’ consent in the case of Achievements created jointly with other persons) as the Company may reasonably request.

3.4                               The Executive further agrees that, except as expressly provided in this Agreement or as otherwise agreed in writing by the Company, he or she has no right to, and will not directly or indirectly:

(1)                                 reproduce, adapt, modify, translate, manufacture, market, publish, distribute, sell, license or sublicense, transfer, rent, lease, transmit, broadcast, display or use the Company-owned Achievements or any portion or copy thereof in any form;

(2)                                 create derivative works from, provide access electronically to, or enter into computer memory the Company-owned Achievements or any portion or copy thereof in any form;

(3)                                 apply for, or apply to register, any patent, copyright, trademark or other industrial property right or intellectual property right in or related to the Company-owned Achievements, in China or any other country or region;

(4)                                 cause other persons to do any of the above.

3.5                               Where applicable laws and regulations require that certain rights in any Company-owned Achievement must vest in the Executive and do not permit the parties contractually to agree otherwise with respect to such vesting, the parties hereto agree to handle the matter in accordance with the following provisions:

(1)                                 Where applicable laws and regulations permit the assignment of all or part of such rights, the Executive shall assign such rights to the Company to the fullest extent possible.

(2)                                 If, under applicable laws and regulations, the Executive is unable to assign all or any part of such rights to the Company, or if approval of such assignment is required from a government authority and such approval is not granted, the Executive hereby licenses to the Company such rights as cannot be assigned, in order that the Company and its successors shall have the complete right to use and right to exploit the Company-owned Achievement (and modified and derivative works).  The license of rights under this clause (2) shall be free of charge, irrevocable, exclusive (excluding both the Executive and all third parties), worldwide and transferable, and the Company shall have the right to sub-license.

(3)                                 The Executive agrees not to exercise any rights that by law cannot be assigned or licensed to the Company pursuant to clauses (1) or (2) above, including but not limited to rights of attribution or other “personal rights” in the Company-owned Achievement, except with the prior written consent of the Company.

3.6                               The Executive agrees that any Achievement that the Executive discloses to a third person or describes in a patent application or a copyright registration application (filed by the Executive or on behalf of the Executive) within one (1) year following termination of employment shall be deemed to be a Company-owned Achievement subject to the terms and conditions of this Agreement, unless the Executive proves that such Achievement was conceived, created or developed, and first reduced into practice or expressed in a tangible form, by the Executive following termination of employment.

4.                                      Confidentiality

4.1                               With respect to technical information (such as methods, know-how, formulae, compositions, processes, discoveries, machines, models, devices, specifications, inventions, computer programs, research projects and similar items), business information (such as information about costs, profits, purchasing, market, sales or customer lists), information about future developments (such as research and development or future marketing or merchandising), and other secret or proprietary information or data (“Confidential Information”) that the Company provides to the Executive or that the Executive otherwise has access to during the term of employment, the Executive undertakes to use the Confidential Information only for the fulfillment of his or her job-related duties as assigned by the Company and promptly to return the Confidential Information and all copies thereof to the Company upon request.  The Executive further agrees not to disclose or convey any Confidential Information to any third persons without prior, written authorization from the Company.

4.2                               All records, computer programs, computer-stored information, computer disks and other media, files, drawings, sketches, blueprints, manuals, letters, notes, notebooks, reports, memoranda, customer lists, other documents, equipment and the like relating in any way to the Company Business, whether or not prepared by the Executive, shall remain the Company’s sole property, and shall not be removed from the Company’s premises without the Company’s prior, written consent.  The Executive shall not make unauthorized copies of any such information or items.  Upon termination of employment, or otherwise upon the Company’s request, the Executive shall promptly return to the Company all tangible forms of such information or items, and all copies and extracts thereof.  The Executive agrees not to make or retain any copies or extracts of any such information or items, and agrees to provide written confirmation to the Company upon termination of employment or otherwise upon the Company’s request.

4.3                               The Executive agrees to obtain the written consent of the Company prior to any publication, written or oral, of any information regarding any aspect of the Company’s business, customers, suppliers, employees, shareholders, directors or managers.  The Executive acknowledges that the Company shall have the authority to decide whether or not such information may be published and the Company may exercise such authority without any liability to the Executive.

4.4                               The Executive’s obligations under this Article 4 shall survive the expiration or termination of this Agreement and the termination of the employment relationship between the Company and the Executive.

5.                                      Other Undertakings

5.1                               The Executive represents and warrants to the Company that he/she has not concluded any agreement with any other person that would preclude the Executive’s full compliance with the terms and conditions of this Agreement.

5.2                               The Executive represents and warrants to the Company that he/she has not brought, will not bring, and will not use in the performance of his/her duties with the Company, any proprietary or confidential information of a former employer without that employer’s written consent.  The Executive agrees not to disclose to the Company any trade secrets of any former employer.  The Executive further represents and warrants to the Company that his/her employment with the Company will not cause him/her to violate any obligation to any other person or disclose any confidence of any other person.

5.3                               The Executive agrees that, during the term of employment with the Company, he/she will not engage in any activity that competes with the Company Business, including, but not limited to, forming a business entity that may compete with the Company Business.

5.4                               If under applicable laws and regulations, approvals, registrations or other procedures are required for the provisions of this Agreement to become effective, or approvals or other procedures are necessary for the Executive to perform its obligations hereunder, then the Executive undertakes to assist the Company in carrying out the relevant procedures and to sign all necessary documents.

5.5                               The Executive undertakes to provide without compensation, during and after the term of employment with the Company, all assistance requested by the Company (the Company will reimburse actual costs) to protect the Company’s rights and interests in all Company-owned Achievements, including but not limited to signing documents and giving testimony required in the course of the Company applying for or maintaining any patent or copyright, or in the course of any litigation or other legal proceeding related to any Company-owned Achievement, anywhere in the world.

6.                                      Miscellaneous

6.1                               The provisions of Article 3.5 of this Agreement shall not apply to the “rewards or remuneration” that under relevant laws and regulations the Company should provide to the Executive in respect of works of employment, invention-creations of employment or technological results of employment.

6.2                               This Agreement shall be governed by, construed in accordance with, and enforced under, the laws of the Hong Kong SAR, without regard to or application of the principles of conflicts of law. In case of any dispute regarding this Agreement, the Parties shall first resort to good-faith negotiations and in the event the Parties are unable to settle a dispute between them regarding this Agreement by negotiation, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the UNCITRAL Arbitration Rules (“UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Article, subject to the following: The arbitration tribunal shall consist of one arbitrator to be appointed according to the UNCITRAL Rules by HKIAC. The language of the arbitration shall be English. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

6.3                               Where any part of this Agreement is invalid, the other parts of this Agreement shall continue to be valid.

6.4                               This Agreement shall be binding on the parties and their respective successors and assigns.

6.5                               To be effective, all amendments to this Agreement require a written agreement signed by both parties.

6.6                               This Agreement and the Employment Agreement constitutes the entire agreement between the parties, and supersedes all prior discussions and agreements between them, with respect to the subject matter hereof.

The parties hereto have signed this Agreement on                                                               .

EXECUTIVE	Pactera Technology International Ltd

Signature:	Signature:

Name:[XXX]	Name:	LOH Tiak Koon

	Title:	Chief Executive Officer